EXHIBIT 10.2


                                  May 22, 2000

PERSONAL AND CONFIDENTIAL                                            VIA HAND

Paul J. Pucino
3654 Barham Blvd.
Los Angeles, CA   90068

Dear Paul:

      On behalf of Tekelec, I am pleased to offer you employment as Vice President and Chief Financial Officer, on the terms and conditions set forth in this letter. As Vice President and Chief Financial Officer you will report directly to Tekelec's Chief Executive Officer, will be principally responsible for Tekelec's financial matters and will have such other duties and responsibilities as may be delegated to you from time to time by the Chief Executive Officer and/or the Board of Directors. You may choose your employment start date so long as it is on or before June 5, 2000.

      Your compensation and benefits will be as follows:

      1. Your starting annual base salary will be $230,000 (i.e., $8,846.15 per bi-weekly period).

      2. You will be eligible to participate in Tekelec's 2000 Officer Bonus Plan, under which you will be eligible to receive up to 70% of your annual base salary earned during 2000 as a cash bonus if Tekelec achieves certain financial milestones in 2000. For 2000, you will be guaranteed a minimum bonus of $50,000 which will be paid during the first quarter of 2001. This represents half of the bonus for which you would be eligible based on your participation in the Plan for seven months of 2000.

      3. You will be entitled to a $20,000 report to work bonus payable on your first check.

      4.    You will be entitled to take four weeks personal time annually.


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                                                                    EXHIBIT 10.2


      5. You will receive applicable benefits, including health, dental, vision, long-term disability and life insurance, as are generally provided to Tekelec's executive officers.

      6. You will be offered the opportunity to participate in Tekelec's Employee Stock Purchase Plan and 401(k) Plan upon your satisfaction of the eligibility requirements for such plans.

      7. You will be covered by Tekelec's Officer Severance Plan (a copy of which is enclosed).

      8. The Compensation Committee of Tekelec will grant to you stock options (incentive stock options to the maximum extent permitted under law, with the balance being nonstatutory stock options) under Tekelec's 1994 Stock Option Plan (the "Plan") to purchase 225,000 shares of Tekelec Common Stock ("Options"), effective as of the later of your start date or the date of the Compensation Committee's action granting such options (the "grant date"). The exercise price of your Options will be equal to the closing price of Tekelec's Common Stock on the grant date (as reported in THE WALL STREET JOURNAL on the first business day following the grant date). Your Options will vest to the extent of 56,250 shares on the one-year anniversary of your start date. The remaining 168,750 shares will vest and become exercisable cumulatively in 12 equal quarterly installments of 14,062.5 shares each, with the first installment vesting on September 30, 2001 and one additional installment vesting on the last day of each calendar quarter thereafter as long as you remain an employee of Tekelec. Your Options will expire, to the extent previously unexercised, upon the earlier of ten years from the date of grant or a date not less than three months after you cease to be a Tekelec employee as determined in accordance with the terms of the Plan. The Options will in all respects be subject to the terms and provisions of the Plan and the stock option agreement evidencing the grant of the Options. In addition to the foregoing grant, it is anticipated that the Compensation Committee will periodically, typically annually, consider whether additional options should be granted to you while you remain an officer of the Company.

      You are aware that Tekelec prohibits employees from unlawfully using confidential or proprietary information belonging to any other person or entity. By signing the enclosed copy of this letter, you agree not to disclose or use or induce Tekelec or any of its employees to use any trade secrets or confidential or proprietary information belonging to any of your former employers.

      As a condition of commencing your employment with Tekelec, you will be required to sign Tekelec's standard "Confidentiality and Non-Disclosure Agreement and Assignment of Rights" (a copy of which is enclosed). As with every Tekelec employee, you


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                                                                    EXHIBIT 10.2


reserve the right to terminate your employment at any time for any reason, and we similarly reserve the right to terminate your employment at any time, with or without cause. We hope and expect, however, that this will be a long and mutually beneficial relationship.

      This letter agreement contains our entire understanding with respect to your employment with Tekelec and supercedes and replaces in its entirety that certain employment offer letter dated May 9, 2000 previously sent to you. The provisions of this letter may be amended only by a writing signed by you and Tekelec. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience. This letter agreement shall be construed under the laws of California.

      Paul, we believe that Tekelec can provide you with opportunities for professional growth and financial return. We look forward to working with you and to a mutually fulfilling and rewarding relationship.

      If this letter agreement is acceptable to you, then please acknowledge your acceptance by signing and dating the enclosed copy of this letter agreement where indicated below and then faxing (fax number: 818.880.0176) and returning such signed copy to me for receipt no later than May 24, 2000.

                                          Sincerely,



                                          Michael L. Margolis
                                          Chief Executive Officer and President



Acknowledged and Accepted:


____________________________________      Date:  May ___, 2000
Paul Pucino